UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

CONSOL Energy Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXPLANATORY NOTE

On April 16, 2012, the Registrant sent a letter to employees and began communicating with certain shareholders regarding a disagreement between it and Institutional Shareholder Services with respect to the Registrant’s say-on-pay proposal to be voted on at the Registrant’s Annual Meeting of Shareholders to be held on May 1, 2012, the forms of which are set forth below.

[CONSOL Energy Inc. Letterhead]

April 16, 2012

Dear Current Employees of CONSOL Energy Inc. and its Subsidiaries:

I am writing today to urge you to vote your shares of CONSOL Energy Inc. (“CONSOL Energy”) in accordance with the recommendations of the Board of Directors of CONSOL Energy (the “Board”). If you are a CONSOL Energy shareholder, your vote is extremely important. The outcome of this vote is crucial for our entire Company and for you and your families.

Here’s why:

Proposal Number	Rationale for the Board’s Recommendations

1.	We must vote for the re-election of our CONSOL Energy Directors, as all of the Directors are highly-qualified individuals.

2.	We must vote for the amended and restated CONSOL Energy Equity Incentive Plan to, among other matters, increase the number of shares authorized for issuance thereunder to all employees.

3.	We must vote for the anticipated appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

4.	We must vote for the advisory (non-binding) vote on executive compensation. This is necessary to show that our executive compensation programs properly incentivize your management team to achieve financial and other critical results for CONSOL Energy without undue risk-taking.

In light of the above, I hope you agree that the Board’s recommendations are in the best interests of CONSOL Energy and its shareholders.

If you are a CONSOL Energy shareholder, you should receive, if you haven’t already, CONSOL Energy’s Proxy Statement with your voting card. Please complete the voting card by checking the box entitled “FOR” with respect to proposals 1, 2, 3 and 4. Thereafter, please sign your name and return the card in the postage prepaid envelope that you received. Alternatively, you may vote by the internet or phone, per the instructions enclosed with your Proxy Statement.

In closing this letter, I want to emphasize that CONSOL Energy has the right plan, the right team and the right Directors to ensure that our efforts to deliver superior value and growth will succeed. In our view, the Company, our shareholders and our employees can’t afford to not vote in accordance with the Board’s recommendations. This is your Company — and I know you care about its present and future as much as I do.

Thank you, as always, for your contributions to the success of CONSOL Energy.

Kindest regards,

/s/ J. Brett Harvey

J. Brett Harvey

Re: CONSOL Responds to the Recommendation of Institutional Shareholder Services

Regarding CONSOL’s Say-On-Pay Vote and Respectfully Requests a Vote FOR Proposal No. 4

Dear CONSOL Shareholder:

We are writing to you regarding the Advisory Vote to Approve Named Executive Officer Compensation, the “say-on-pay” vote as it is commonly known, which is Proposal No. 4 in the Proxy Statement for CONSOL’s Annual Meeting of Shareholders to be held on May 1, 2012.

Two independent proxy advisory firms—Glass Lewis & Co. and Egan-Jones Proxy Service—have recommended that its clients vote FOR our say-on-pay proposal.

CONSOL requests that you vote FOR our Say-On-Pay Proposal (Proposal No. 4).

Institutional Shareholder Services (“ISS”) has issued a negative voting recommendation on our say-on-pay proposal. CONSOL believes ISS’ recommendation is the result of a new, unreasonably rigid evaluation tool used by ISS and that ISS’ recommendation is fundamentally flawed because it does not give proper weight to (i) financial and other accomplishments of the Company and (ii) the aggressive and pro-active steps taken by the Company in 2012 regarding executive compensation. The remainder of this letter provides a more balanced view of CONSOL’s compensation program, including the changes we have made to that program, and describes the flaws in ISS’ analysis of our compensation program.

CONSOL Achieved Record Financial Performance Levels in 2011.

•	Cash flow from operations was $1.5 billion, an increase of 36% from 2010.

•	Net income was $632 million, compared to $347 million in 2010.

•	Sales revenue was $5.7 billion, an increase of 14% from 2010.

CONSOL Outperformed its Peers on Several Key Financial Metrics.

•

CONSOL’s financial performance has been consistent and solid for several years. For example, EPS Growth, EBITDA Growth, Return on Capital, and Operating Cash Flow Growth on a 1, 3 and 5 year basis exceeded median peer performance.

•	In 2011, CONSOL increased its annual dividend by 25% — evidence of the Board’s confidence in CONSOL’s financial performance.

CONSOL Pro-Actively Responded to Last Year’s Say-On-Pay Vote.

•

CONSOL engaged in a broad shareholder outreach program to further understand the concerns of our shareholders who had voted against our 2011 say-on-pay proposal (see pages 35 to 36 of the Proxy Statement).

•

To accelerate the monetization of the gas assets acquired in CONSOL’s $3.5 billion acquisition of the Appalachian Energy and Production assets of Dominion Resources, Inc. in 2010 (“Dominion Acquisition”), we engaged in three strategic transactions in 2011 to create shareholder value by accelerating the development of the natural gas assets acquired in the Dominion Acquisition: (i) our joint venture with Noble Energy, Inc.; (ii) our joint venture with Hess Corporation; and (iii) our sale of an overriding royalty interest to Antero Resources Appalachian Corp. CONSOL expects to receive $4.1 billion in aggregate consideration from these transactions.

•	CONSOL also made a number of changes in its 2012 executive compensation, including:

•

the Chief Executive Officer’s (“CEO”) long-term incentive opportunity will be entirely in the form of performance share units that will be earned as follows: (i) 75% on the achievement of goals including relative total shareholder return, return on capital and safety; and (ii) 25% on CONSOL’s stock price appreciating in value on an absolute basis over a two-year period and on CONSOL achieving goals over a two-year period related to promoting long-term growth;

•	the CEO’s salary was reduced by $100,000; and

•	the base salaries for other named executive officers were frozen.

•

Even though Glass-Lewis is critical of the alignment of the Company’s executive compensation with performance, it changed its recommendation to FOR on our 2012 say-on-pay (from “Against” in 2011) because “the Company and the board have been responsive to the low support received for last year’s say-on-pay proposal. Further, the Company utilizes objective incentive plans that we believe are well structured to align pay with performance going forward.” ISS similarly conceded this year that the Company had demonstrated a “reasonable degree of responsiveness to last year’s say-on-pay vote.”

•

In recommending a vote FOR the Company’s say-on-pay, Egan-Jones stated that “the Company’s compensation policies and procedures are centered on a competitive pay-for performance culture, strongly aligned with the long-term interest of its shareholders and necessary to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and the enhancement of shareholder value.”

Executive Compensation is Strongly Aligned with Shareholder Interests.

•

Because so much of our CEO’s compensation is at-risk compensation, there is a strong alignment between his compensation and your interests as shareholders. His compensation is highly correlated with stock price performance — if value is not delivered to our shareholders in terms of stock price, our CEO’s compensation will be adversely affected, as illustrated on page 34 of the Proxy Statement.

•	Over 90% of the CEO’s 2011 pay was at-risk and 50-67% of the other named executives’ 2011 pay was at-risk (see page 4 of the Proxy Statement).

ISS’ Analysis is Fundamentally Flawed in Many Respects.

•

ISS is critical of the fact that the Compensation Committee can exercise discretion in our short-term incentive program (“STIC”) and long-term incentive program (“LTIP”); however, the actual payouts under these programs have been formulaic (see pages 43 (STIC) and 49 (LTIP) of the Proxy Statement).

•

ISS states that plan payouts have often exceeded target awards in the last few years without a clear connection to superior long-term shareholder value. This criticism is wholly unjustified. As described on page 49 of the Proxy Statement, the payout under the 2009-2011 LTIP was set by averaging the TSR score of 76% with the Actual EBITDA Score of 200% resulting in a payout at 138%. Thus, notwithstanding the outstanding financial performance of the Company over the period, our TSR score resulted in a reduced payout. Further, in last year’s Proxy Statement at page 39, CONSOL explained that the payout under the 2008-2010 LTIP performance program was only at 79.3% of target, primarily due to the unfavorable impact of the TSR for that 3-year period.

•

ISS states that the Company uses the same Section 162(m) performance conditions for its STIC and LTIP, but this is misleading. Although the Section 162(m) performance conditions for both programs use TSR, EBITDA and Net Income, the performance metrics for the STIC are based on 1-year pre-determined performance goals while the performance metrics for the LTIP are based on 3-year pre-determined performance goals. Meeting the condition for one of the plans does not mean it will be met for the other plan, and thus, the performance conditions are not the same.

•

ISS unfairly criticizes the Company for not disclosing financial targets for the 2011-2013 LTIP performance cycle. The Company does not disclose these targets because it believes its competitors could gain advantage from such disclosures. However, in the 2011 and 2012 Proxy Statements, the Company explained the determination of the award payouts under the then most recently completed performance period, including providing the targets that were set for the completed 2008-2010 and 2009-2011 LTIP programs. Accordingly, our shareholders are apprised of our program targets, as well as the actual performance under those programs, and can assess whether the Company is setting reasonably challenging financial targets at the beginning of each performance cycle (e.g., see pages 43 (STIC) and 49 (LTIP) of the Proxy Statement).

•

ISS’ focus on TSR for 1- and 3-year periods is inappropriate – as these periods are entirely too short to thoughtfully evaluate the performance of any company, let alone a mining and exploration company. ISS acknowledges that CONSOL’s 5-year TSR is better than those of the S&P 500 and our GICS (General Industry Classification System) peers, yet this exceptional performance has no bearing on ISS’ stated findings.

For the foregoing reasons, your Board of Directors believes ISS’ recommendation is unwarranted. The Board of Directors continues to recommend that you vote FOR Proposal No. 4.

If you have questions and/or concerns about our say-on-pay proposal, please contact the Deputy General Counsel at 724-485-4000.